Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER RESULTS

MIAMI (September 24, 2013) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $1.1 billion, or $1.38 diluted EPS for the third quarter of 2013 compared to non-GAAP net income for the third quarter of 2012 of $1.2 billion, or $1.53 diluted EPS. For the third quarter of 2013, reported U.S. GAAP net income, which included impairments of $203 million partially offset by unrealized gains on fuel derivatives of $64 million, was $934 million, or $1.20 diluted EPS. For the third quarter of 2012, reported U.S. GAAP net income, which included unrealized gains on fuel derivatives of $136 million, was $1.3 billion, or $1.71 diluted EPS. Revenues for the third quarter of 2013 were $4.7 billion, in line with the prior year.

Third quarter non-GAAP earnings were better than anticipated in the company’s June guidance due to lower than expected unit costs, partly due to the timing of advertising expenses.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted that during the third quarter, the company made significant progress on a number of strategic initiatives to broaden its customer base, spur additional demand and mitigate environmental impacts and higher fuel costs.

“Asia is a key focus of our international expansion. During the third quarter, we opened five additional sales offices in China, following the establishment of a corporate office in Singapore earlier this year,” said Donald. He added that Princess Cruises recently announced plans to homeport Sapphire Princess in China for a four-month season beginning in May 2014, bringing the total to five vessels in the region next year dedicated to guests sourced from Asia.

Earlier this month, the company announced it had received the support of the U.S. Environmental Protection Agency, the U.S. Coast Guard and Transport Canada to implement a leading edge “scrubber” technology designed to reduce air emissions on 32 ships. “The company has been a partner in the development of the scrubber technology and will take the lead in further refining both the scrubber design and installation process over the next few years. In addition to exceeding stricter air emission standards, this technology will help us mitigate escalating fuel costs,” said Donald.

Key metrics for the third quarter 2013 compared to the prior year were as follows:

•

Third quarter U.S. GAAP net income included $176 million of impairment charges related to two smaller Costa ships which are intended to be laid up or sold, and $27 million of impairment charges related to Ibero trademarks and other items.

•

On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 3.8 percent for 3Q 2013, which was in line with June guidance of down 3.5 to 4.5 percent. A continued improvement in net revenue yields for Costa partially offset lower net revenue yields for the North American and Northern European brands in the third quarter. Gross revenue yields decreased 2 percent in current dollars.

•

Excluding fuel and impairments, net cruise costs per ALBD increased 4.6 percent in constant dollars, the majority of which is due to higher pension plan contributions as well as costs associated with the previously announced vessel enhancement initiatives and the timing of dry-dock costs, which was better than June guidance of up 8.5 to 9.5 percent. Gross cruise costs including fuel and impairments per ALBD in current dollars increased 8.5 percent.

•	Fuel prices increased 2.3 percent to $674 per metric ton for 3Q 2013 from $659 per metric ton in 3Q 2012.

•	Fuel consumption per ALBD decreased 5.2 percent in 3Q 2013 compared to the prior year.

Outlook

At this time, cumulative advance bookings for the remainder of 2013 and the first half of 2014 are behind the prior year at prices in line with prior year levels. Since June, fleetwide booking volumes for the next three quarters, excluding Carnival Cruise Lines, are running in line with the prior year at higher prices. Booking volumes for Carnival Cruise Lines during the same period are running behind the prior year at lower prices.

Donald noted, “During the past few months, Carnival Cruise Lines has seen a steady improvement in brand perception among U.S. consumers based on national market research data.” He added that Carnival Cruise Lines continues to undertake a variety of brand building initiatives including a major travel agent outreach program which commenced in June, the introduction of a new vacation guarantee earlier this month and the launch of a new major marketing campaign that debuted yesterday with national TV spots airing on network primetime programming.

The company expects full year 2013 net revenue yields, on a constant dollar basis to be down approximately 3 percent compared to the prior year, toward the lower end of the June guidance range due in part to ongoing geopolitical events in portions of the Eastern Mediterranean region. Excluding fuel and impairments, the company expects full year net cruise costs per ALBD to be higher by 4 percent compared to the prior year on a constant dollar basis, which is at the better end of the June guidance range. In addition, higher fuel prices are expected to reduce full year 2013 earnings by $0.04 per share compared to June guidance.

Taking the above factors into consideration, the company forecasts full year 2013 non-GAAP diluted earnings per share to be in the range of $1.51 to $1.57, the mid-point of which is in line with June guidance.

For the first half of 2014, we presently estimate revenue yields will be down in a range similar to the back half of 2013. For the full year 2014, net cruise costs excluding fuel per ALBD are expected to be up in a range similar to 2013.

“While some of our current challenges and cost pressures will continue well into next year, we have tremendous opportunities to enhance shareholder value over time. I have spent my initial months gaining a much deeper understanding of our people and our operations,” said Donald. “The dedication and enthusiasm of our employees is a great foundation to build upon as we strive to achieve even greater success in consistently exceeding the expectations of our guests. We are investing in gaining an even deeper understanding of what drives consumer vacation decisions and onboard enjoyment. This bodes well for attracting first time cruisers as well as powerfully differentiating our brands relative to others,” said Donald.

Fourth Quarter 2013 Outlook

Fourth quarter constant dollar net revenue yields are expected to be down 3 to 4 percent compared to the prior year. Net cruise costs excluding fuel and impairments per ALBD for the fourth quarter are expected to be higher by 3.5 to 4.5 percent on a constant dollar basis compared to the prior year, which is primarily due to increased advertising expenses and costs associated with the previously announced vessel enhancement initiatives.

Based on the above factors, the company expects non-GAAP diluted earnings for the fourth quarter 2013 to be in the range of $(0.03) to $0.03 per share versus 2012 non-GAAP earnings of $0.14 per share.

Selected Key Forecast Metrics

	Full Year 2013		Fourth Quarter 2013
Year over year change:	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Net revenue yields	(2.5)%	(3.0)%	(3.0) to (4.0)%	(3.0) to (4.0)%
Net cruise costs excl. fuel and impairments/ALBD	4.0%	4.0%	3.5 to 4.5%	3.5 to 4.5%

	Full Year 2013		Fourth Quarter 2013
Fuel price per metric ton	$680		$687
Fuel consumption (metric tons in thousands)	3,275		825
Currency: Euro	$1.32 to €1		$1.33 to €1
Sterling	$1.55 to £1		$1.57 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2013 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 102 ships totaling 209,000 lower berths with seven new ships scheduled to be delivered between May 2014 and April 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•

incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising;

•	litigation, enforcement actions, fines or penalties;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•

changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations;

•

continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship or land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relation issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our brand strategies;

•	our international operations are subject to additional risks not generally applicable to our U.S. operations;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	fluctuations in foreign currency exchange rates;

•

whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with the dual listed company arrangement and

•	uncertainties of foreign legal systems as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Revenues
Cruise
Passenger tickets	$3,598	$3,561	$8,951	$9,000
Onboard and other	987	965	2,670	2,618
Tour and other	141	158	177	186

	4,726	4,684	11,798	11,804

Operating Costs and Expenses
Cruise
Commissions, transportation and other	654	613	1,777	1,793
Onboard and other	144	150	385	404
Fuel	544	541	1,659	1,778
Payroll and related	464	422	1,378	1,299
Food	259	246	740	722
Other ship operating	769 (a)	534	1,951	1,647
Tour and other	83	91	113	126

	2,917	2,597	8,003	7,769
Selling and administrative	439	409	1,347	1,261
Depreciation and amortization	406	383	1,186	1,135
Ibero goodwill and trademark impairment charges	13	—	13	173

	3,775	3,389	10,549	10,338

Operating Income	951	1,295	1,249	1,466

Nonoperating (Expense) Income
Interest income	2	2	7	8
Interest expense, net of capitalized interest	(76)	(84)	(237)	(259)
Unrealized gains on fuel derivatives, net	64	136	5	12
Realized losses on fuel derivatives	—	(12)	—	(12)
Other expense, net	(6)	(1)	(9)	(6)

	(16)	41	(234)	(257)

Income Before Income Taxes	935	1,336	1,015	1,209

Income Tax Expense, Net	(1)	(6)	(3)	(4)

Net Income	$934	$1,330	$1,012	$1,205

Earnings Per Share
Basic	$1.20	$1.71	$1.31	$1.55

Diluted	$1.20	$1.71	$1.30	$1.55

Non-GAAP Earnings Per Share-Diluted (b)	$1.38	$1.53	$1.54	$1.80

Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.75

Weighted-Average Shares Outstanding – Basic	775	778	775	778

Weighted-Average Shares Outstanding – Diluted	777	779	777	779

(a)	Includes $176 million of impairment charges related to two smaller Costa ships.
(b)	See the U.S. GAAP net income to Non-GAAP net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	August 31,	November 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$981	$465
Trade and other receivables, net	444	270
Insurance recoverables	450	460
Inventories	388	390
Prepaid expenses and other	371	236

Total current assets	2,634	1,821

Property and Equipment, Net	32,498	32,137

Goodwill	3,160	3,174

Other Intangibles	1,278	1,314

Other Assets	823	715

	$40,393	$39,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$196	$56
Current portion of long-term debt	2,030	1,678
Accounts payable	601	549
Dividends payable	194	583
Claims reserve	558	553
Accrued liabilities and other	929	845
Customer deposits	2,980	3,076

Total current liabilities	7,488	7,340

Long-Term Debt	7,792	7,168

Other Long-Term Liabilities	853	724

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 651 shares at 2013 and 649 shares at 2012 issued	7	6
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2013 and 215 shares at 2012 issued	358	357
Additional paid-in capital	8,312	8,252
Retained earnings	18,911	18,479
Accumulated other comprehensive loss	(251)	(207)
Treasury stock, 59 shares at 2013 and 55 shares at 2012 of Carnival Corporation and 32 shares at 2013 and 33 shares at 2012 of Carnival plc, at cost	(3,077)	(2,958)

Total shareholders’ equity	24,260	23,929

	$40,393	$39,161

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	19,248	18,613	55,220	53,706
Passengers carried (in thousands)	2,881	2,804	7,550	7,400
Occupancy percentage (b)	110.7%	110.8%	106.1%	106.3%
Fuel consumption in metric tons (in thousands)	807	823	2,447	2,512
Fuel consumption in metric tons per ALBD	0.042	0.044	0.044	0.047
Fuel cost per metric ton consumed	$674	$659	$678	$708
Currencies
U.S. dollar to €1	$1.32	$1.24	$1.32	$1.28
U.S. dollar to £1	$1.54	$1.56	$1.55	$1.57
U.S. dollar to Australian dollar	$0.92	$1.02	$1.00	$1.03

CASH FLOW INFORMATION
Cash from operations	$803	$1,018	$2,359	$2,476
Capital expenditures	$364	$167	$1,812	$2,164
Dividends paid	$193	$196	$970	$584

(a)	ALBD is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At August 31, 2013, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted- Average Floor Prices	Weighted- Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2013 (Q4)
	November 2011	528	$74	$132
	February 2012	528	$98	$127
	March 2012	1,056	$100	$130

		2,112			42%

Fiscal 2014

	November 2011	2,112	$85	$114
	February 2012	2,112	$88	$125
	June 2012	2,376	$71	$116
	May 2013	1,728	$85	$108

		8,328			42%

Fiscal 2015

	November 2011	2,160	$80	$114
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110
	April 2013	1,044	$80	$111
	May 2013	1,884	$80	$110

		8,484			42%

Fiscal 2016

	June 2012	3,564	$75	$108
	February 2013	2,160	$80	$120
	April 2013	3,000	$75	$115

		8,724			43%

Fiscal 2017

	February 2013	3,276	$80	$115
	April 2013	2,028	$75	$110

		5,304			26%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2013	2013 Constant Dollar	2012	2013	2013 Constant Dollar	2012
Passenger ticket revenues	$3,598	$3,551	$3,561	$8,951	$8,909	$9,000
Onboard and other revenues	987	980	965	2,670	2,664	2,618

Gross cruise revenues	4,585	4,531	4,526	11,621	11,573	11,618

Less cruise costs
Commissions, transportation and other	(654)	(643)	(613)	(1,777)	(1,766)	(1,793)
Onboard and other	(144)	(143)	(150)	(385)	(385)	(404)

	(798)	(786)	(763)	(2,162)	(2,151)	(2,197)

Net passenger ticket revenues	2,944	2,908	2,948	7,174	7,143	7,207
Net onboard and other revenues	843	837	815	2,285	2,279	2,214

Net cruise revenues	$3,787	$3,745	$3,763	$9,459	$9,422	$9,421

ALBDs	19,248,129	19,248,129	18,613,416	55,220,366	55,220,366	53,705,889

Gross revenue yields	$238.20	$235.42	$243.18	$210.44	$209.60	$216.33
% decrease vs. 2012	(2.0)%	(3.2)%		(2.7)%	(3.1)%

Net revenue yields	$196.79	$194.57	$202.21	$171.28	$170.63	$175.42
% decrease vs. 2012	(2.7)%	(3.8)%		(2.4)%	(2.7)%

Net passenger ticket revenue yields	$152.96	$151.09	$158.34	$129.91	$129.36	$134.19
% decrease vs. 2012	(3.4)%	(4.6)%		(3.2)%	(3.6)%

Net onboard and other revenue yields	$43.83	$43.48	$43.87	$41.37	$41.27	$41.24
% (decrease) increase vs. 2012	(0.1)%	(0.9)%		0.3%	0.1%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2013	2013 Constant Dollar	2012	2013	2013 Constant Dollar	2012
Cruise operating expenses	$2,834	$2,802	$2,506	$7,890	$7,862	$7,643
Cruise selling and administrative expenses (c)	436	433	407	1,341	1,338	1,255

Gross cruise costs	3,270	3,235	2,913	9,231	9,200	8,898
Less cruise costs included above
Commissions, transportation and other	(654)	(643)	(613)	(1,777)	(1,766)	(1,793)
Onboard and other	(144)	(143)	(150)	(385)	(385)	(404)
Losses on ship sales including impairments, net	(176)	(165)	—	(178)	(167)	(36)

Net cruise costs	2,296	2,284	2,150	6,891	6,882	6,665
Less fuel	(544)	(544)	(541)	(1,659)	(1,659)	(1,778)

Net cruise costs excluding fuel	$1,752	$1,740	$1,609	$5,232	$5,223	$4,887

ALBDs	19,248,129	19,248,129	18,613,416	55,220,366	55,220,366	53,705,889

Gross cruise costs per ALBD	$169.89	$168.05	$156.52	$167.17	$166.61	$165.68
% increase vs. 2012	8.5%	7.4%		0.9%	0.6%

Net cruise costs per ALBD	$119.34	$118.64	$115.55	$124.79	$124.62	$124.11
% increase vs. 2012	3.3%	2.7%		0.6%	0.4%

Net cruise costs excluding fuel per ALBD	$91.09	$90.39	$86.44	$94.76	$94.59	$91.00
% increase vs. 2012	5.4%	4.6%		4.1%	3.9%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Net income – diluted
U.S. GAAP net income	$934	$1,330	$1,012	$1,205
Losses on ship sales including impairments, net (d)	176	—	163	36
Goodwill, trademark and other impairment charges (e)	27	—	27	173
Unrealized gains on fuel derivatives, net (f)	(64)	(136)	(5)	(12)

Non-GAAP net income	$1,073	$1,194	$1,197	$1,402

Weighted-average shares outstanding – diluted	777	779	777	779

Earnings per share – diluted
U.S. GAAP earnings per share	$1.20	$1.71	$1.30	$1.55
Losses on ship sales including impairments, net (d)	0.23	—	0.21	0.05
Goodwill, trademark and other impairment charges (e)	0.03	—	0.03	0.22
Unrealized gains on fuel derivatives, net (f)	(0.08)	(0.18)	—	(0.02)

Non-GAAP earnings per share	$1.38	$1.53	$1.54	$1.80

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business and gains and losses on ship sales including impairments, net that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales including impairments, net from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business and are not included in our non-GAAP net income and non-GAAP earnings per share.

Finally, we changed our previously reported net cruise costs per ALBD and net cruise costs excluding fuel per ALBD for the nine months ended August 31, 2012 from $124.78 to $124.11 and $91.67 to $91.00, respectively, to exclude losses on ship sales including impairments, net to be consistent with our treatment of these types of charges in our 2013 net cruise costs per ALBD.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2013 periods currency exchange rates have remained constant with the 2012 periods rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	For the three and nine months ended August 31, 2013 and 2012, selling and administrative expenses were $439 million ($409 million in 2012) and $1.3 billion ($1.3 billion in 2012), respectively. For the three and nine months ended August 31, 2013 and 2012, selling and administrative expenses were comprised of cruise selling and administrative expenses of $436 million ($407 million in 2012) and $1.3 billion ($1.3 billion in 2012) and Tour and Other selling and administrative expenses of $3 million ($2 million in 2012) and $6 million ($6 million in 2012), respectively.

(d)	We believe that the losses on ship sales including impairments, net recognized in the three and nine months ended August 31, 2013 and 2012 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains and losses on ship sales including impairments, net to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items.

In addition, we changed our previously reported non-GAAP earnings per share for the nine months ended August 31, 2012 and the three months ended November 30, 2012 from $1.75 to $1.80 and $0.13 to $0.14, respectively, to exclude losses on ship sales including impairments, net to be consistent with our treatment of these types of charges in our 2013 non-GAAP earnings per share.

(e)	We believe that the goodwill, trademark and other impairment charges recognized in the three and nine months ended August 31, 2013 and 2012 are special charges and, therefore, are also not an indication of our future earnings performance. As such, we also believe it is more meaningful for these impairment charges to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these impairment charges.

(f)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful.